EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2020 Results

COLUMBUS, Ohio, March 26, 2020 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $764.0 million and net earnings of $15.3 million, or $0.27 per diluted share, for its fiscal 2020 third quarter ended Feb. 29, 2020.  In the third quarter of fiscal 2019, the Company reported net sales of $874.4 million and net earnings of $26.8 million, or $0.46 per diluted share.  Results in both the current and prior year quarter include the following impairment, restructuring and other items:

(U.S. dollars in millions, except per share amounts)

	3Q 2020		3Q 2019
	Pre-Tax	EPS	Pre-Tax	EPS
Impairment and restructuring (charges) gains	$(36.0)	$(0.48)	$11.2	$0.14
Composite tank replacement program	2.3	0.03	(13.0)	(0.17)
Gain on consolidation of Samuel Steel Pickling	$6.1	$0.08	$-	$-

In addition, the current quarter included estimated inventory holding losses in Steel Processing of $6.0 million, or $0.08 per diluted share, compared to estimated losses in the prior year quarter of $10.8 million, or $0.14 per diluted share.  Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2020	3Q 2019	9M 2020	9M 2019
Net sales	$764.0	$874.4	$2,447.5	$2,820.7
Operating income (loss)	(1.4)	26.0	16.1	112.8
Equity income	25.5	20.8	97.6	71.9
Net earnings	15.3	26.8	62.6	115.7
Earnings per diluted share	$0.27	$0.46	$1.11	$1.95

“While I’m pleased with our results in the third quarter, today, our top priority is keeping our people safe and managing our businesses through this difficult crisis,” said John McConnell, Chairman and CEO.  “I am extremely proud of how our employees have come together, collectively navigating the unprecedented challenges facing our Company and our country.”

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2020 were $764.0 million, down 13% from the comparable quarter in the prior year, when net sales were $874.4 million. The decrease was driven primarily by lower average selling prices in Steel Processing and lower volume in Pressure Cylinders, partially offset by higher volumes in Steel Processing.

Gross margin increased $25.5 million over the prior year quarter to $115.5 million.  The increase was driven primarily by higher direct spreads and higher toll volume in Steel Processing combined with a higher contribution from Pressure Cylinders in the current quarter, compared to the prior year quarter that included the unfavorable impact of the tank replacement program.

Operating loss for the current quarter was $1.4 million compared to operating income of $26.0 million in the prior year quarter as the improvement in gross margin was more than offset by higher impairment and restructuring charges in Pressure Cylinders and higher SG&A expense.

Interest expense was $7.4 million for the current quarter, compared to $9.3 million in the prior year quarter.  The decrease was due primarily to lower average debt levels and lower average interest rates resulting from the debt refinancing transactions completed earlier in the year.

Equity income from unconsolidated joint ventures increased $4.7 million over the prior year quarter to $25.5 million, primarily due to higher contributions from ClarkDietrich, ArtiFlex and WAVE.  The Company received cash distributions of $21.0 million from unconsolidated joint ventures during the quarter.

Income tax expense was $4.8 million in the current quarter compared to $8.4 million in the prior year quarter on lower pre-tax earnings as a result of the significant impairment and restructuring charges recognized in the current quarter.  Tax expense in the current quarter reflects an estimated annual effective rate of 24.6%, compared to an estimated rate of 23.3% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was unchanged from Nov. 30, 2019 at $698.8 million and the Company had $103.4 million of cash on hand.

Quarterly Segment Results

Steel Processing’s net sales totaled $491.1 million, down 12%, or $64.7 million, from the comparable prior year quarter driven primarily by lower average selling prices, partially offset by higher volume.  Operating income was $19.0 million, up $8.9 million from the prior year quarter on higher direct spreads and the impact of higher toll volume.  Direct spreads in the current quarter benefited from lower inventory holding losses.  The mix of direct versus toll tons processed was 44% to 56% in the current quarter, compared to 57% to 43% in the prior year quarter.  The change in mix was driven primarily by the consolidation of the toll processing joint venture, Samuel Steel Pickling, during the current quarter.

Pressure Cylinders’ net sales totaled $271.0 million, down 7%, or $19.7 million, from the comparable prior year quarter due to lower volumes in both the industrial products and consumer products businesses.  Operating loss of $19.9 million in the current quarter compared to operating income of $19.0 million in the prior year quarter.  The decline was due primarily to higher impairment and restructuring charges, which were up $45.3 million over the gain recognized in the prior year quarter, partially offset by the favorable impact of the change in reserves for the tank replacement program initiated in the prior year quarter.  Excluding the impact of these items, operating income was down $8.8 million on lower contributions from both the industrial products and consumer products businesses, partially offset by improvements in the oil and gas equipment business.

Recent Developments

  On Dec. 31, 2019, the Company contributed the recently acquired assets of Heidtman Steel to the Samuel Steel Pickling joint venture, increasing the Company’s total ownership interest in the joint venture to 63%, resulting in a pre-tax gain of $6.1 million during the quarter.

  On Feb. 12, 2020, the Company announced a plan to consolidate its oil and gas equipment manufacturing operation in Wooster, Ohio, into its existing facility in Bremen, Ohio, resulting in pre-tax impairment and restructuring charges of $33.9 million during the quarter.  The closure of the Wooster facility is expected to be completed by May 29, 2020.

  On March 18, 2020, the Company’s Worthington Specialty Processing joint venture announced a plan to consolidate its manufacturing operations in Canton, Mich., into its existing facilities in Jackson and Taylor, Mich., resulting in pre-tax impairment and restructuring charges to the joint venture of $1.6 million during the quarter.  The closure of the Canton facility is expected to be completed by May 29, 2020.

  On March 25, 2020, the Board declared a quarterly dividend of $0.24 per share payable on June 29, 2020 to shareholders of record on June 15, 2020.

  During the quarter, the Company repurchased a total of 550,000 common shares for $21.4 million at an average price of $38.86.

Outlook

“There are still many unknowns regarding the spread of COVID-19 and how the measures to control it will impact the economy and our Company,” McConnell said.  “Many of our facilities are considered ‘essential businesses’ under the various state and federal guidelines and will continue to operate based on customer demand.  I am especially grateful to our production workforce who are leading our effort to serve our customers and our country by continuing to make products.”

Conference Call

Worthington will review fiscal 2020 third quarter results during its quarterly conference call on March 26, 2020, at 10:30 a.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 57 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the impacts from COVID-19 and the actions taken by governmental authorities and others related thereto, including the ability of the Company to continue operating facilities in connection therewith; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to actual or potential public health emergencies such as COVID-19 and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19 and the actions taken in connection therewith; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019.

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS
AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Net sales	$763,996	$874,381	$2,447,492	$2,820,714
Cost of goods sold	648,451	784,360	2,094,045	2,466,762
Gross margin	115,545	90,021	353,447	353,952
Selling, general and administrative expense	80,928	75,220	260,294	250,529
Impairment of goodwill and long-lived assets	34,627	-	75,228	2,381
Restructuring and other expense (income), net	1,376	(11,176)	1,781	(11,710)
Operating income (loss)	(1,386)	25,977	16,144	112,752
Other income (expense):
Miscellaneous income, net	6,985	525	8,316	2,222
Interest expense	(7,362)	(9,341)	(24,157)	(28,541)
Loss on extinguishment of debt	-	-	(4,034)	-
Equity in net income of unconsolidated affiliates	25,479	20,802	97,592	71,897
Earnings before income taxes	23,716	37,963	93,861	158,330
Income tax expense	4,828	8,415	20,506	34,032
Net earnings	18,888	29,548	73,355	124,298
Net earnings attributable to noncontrolling interests	3,577	2,775	10,734	8,581
Net earnings attributable to controlling interest	$15,311	$26,773	$62,621	$115,717

Basic
Average common shares outstanding	54,930	56,478	55,078	57,650
Earnings per share attributable to controlling interest	$0.28	$0.47	$1.14	$2.01

Diluted
Average common shares outstanding	55,898	57,974	56,164	59,389
Earnings per share attributable to controlling interest	$0.27	$0.46	$1.11	$1.95

Common shares outstanding at end of period	54,598	56,181	54,598	56,181

Cash dividends declared per share	$0.24	$0.23	$0.72	$0.69

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands)

	February 29,	May 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$103,430	$92,363
Receivables, less allowances of $1,678 and $1,150 at February 29, 2020
and May 31, 2019, respectively	472,741	501,944
Inventories:
Raw materials	177,400	268,607
Work in process	91,585	113,848
Finished products	107,886	101,825
Total inventories	376,871	484,280
Income taxes receivable	11,152	10,894
Assets held for sale	14,032	6,924
Prepaid expenses and other current assets	74,974	69,508
Total current assets	1,053,200	1,165,913
Investments in unconsolidated affiliates	222,724	214,930
Operating lease assets	35,230	-
Goodwill	321,128	334,607
Other intangible assets, net of accumulated amortization of $89,763 and
$87,759 at February 29, 2020 and May 31, 2019, respectively	191,052	196,059
Other assets	33,479	20,623
Property, plant and equipment:
Land	24,212	23,996
Buildings and improvements	294,307	310,112
Machinery and equipment	1,057,947	1,049,068
Construction in progress	51,223	49,423
Total property, plant and equipment	1,427,689	1,432,599
Less: accumulated depreciation	855,419	853,935
Total property, plant and equipment, net	572,270	578,664
Total assets	$2,429,083	$2,510,796

Liabilities and equity
Current liabilities:
Accounts payable	$361,356	$393,517
Accrued compensation, contributions to employee benefit plans and
related taxes	53,787	78,155
Dividends payable	14,427	14,431
Other accrued items	48,797	59,810
Current operating lease liabilities	10,757	-
Income taxes payable	423	1,164
Current maturities of long-term debt	296	150,943
Total current liabilities	489,843	698,020
Other liabilities	71,815	69,976
Distributions in excess of investment in unconsolidated affiliate	95,291	121,948
Long-term debt	698,552	598,356
Noncurrent operating lease liabilities	27,841	-
Deferred income taxes, net	73,548	74,102
Total liabilities	1,456,890	1,562,402
Shareholders' equity - controlling interest	821,495	831,246
Noncontrolling interests	150,698	117,148
Total equity	972,193	948,394
Total liabilities and equity	$2,429,083	$2,510,796

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended		Nine Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Operating activities:
Net earnings	$18,888	$29,548	$73,355	$124,298
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,780	23,625	69,553	71,643
Impairment of goodwill and long-lived assets	34,627	-	75,228	2,381
Provision for (benefit from) deferred income taxes	(5,006)	(730)	(1,661)	21,493
Bad debt expense	273	201	584	454
Equity in net income of unconsolidated affiliates, net of distributions	(4,474)	(865)	(19,271)	3,298
Net gain on sale of assets	(5,838)	(12,606)	(5,237)	(10,203)
Stock-based compensation	2,725	1,143	10,000	7,755
Loss on extinguishment of debt	-	-	4,034	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	5,992	1,546	15,517	55,793
Inventories	3,024	(1,054)	90,907	(38,525)
Accounts payable	29,630	19,002	(28,347)	(51,158)
Accrued compensation and employee benefits	(9,144)	(11,391)	(22,740)	(38,769)
Other operating items, net	(6,156)	3,619	(6,072)	(21,273)
Net cash provided by operating activities	87,321	52,038	255,850	127,187

Investing activities:
Investment in property, plant and equipment	(21,219)	(19,379)	(71,774)	(60,554)
Acquisitions	(500)	-	(29,783)	-
Distributions from unconsolidated affiliate	-	1,492	-	56,693
Proceeds from sale of assets	119	27,843	9,318	48,290
Net cash provided (used) by investing activities	(21,600)	9,956	(92,239)	44,429

Financing activities:
Proceeds from long-term debt, net of issuance costs	-	-	101,464	-
Principal payments on long-term obligations and debt redemption costs	(344)	(303)	(154,811)	(1,104)
Proceeds from issuance of common shares, net of tax withholdings	429	104	(6,595)	(4,645)
Payments to noncontrolling interests	-	-	(1,453)	(6,327)
Repurchase of common shares	(21,373)	(28,587)	(50,972)	(129,020)
Dividends paid	(13,263)	(13,119)	(40,177)	(39,371)
Net cash used by financing activities	(34,551)	(41,905)	(152,544)	(180,467)

Increase (decrease) in cash and cash equivalents	31,170	20,089	11,067	(8,851)
Cash and cash equivalents at beginning of period	72,260	93,027	92,363	121,967
Cash and cash equivalents at end of period	$103,430	$113,116	$103,430	$113,116

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Volume:
Steel Processing (tons)	1,139,280	839,939	3,035,514	2,774,006
Pressure Cylinders (units)	17,381,319	21,295,052	59,173,363	63,237,461

Net sales:
Steel Processing	$491,136	$555,871	$1,531,448	$1,851,401
Pressure Cylinders	270,995	290,690	865,527	885,490
Other	1,865	27,820	50,517	83,823
Total net sales	$763,996	$874,381	$2,447,492	$2,820,714

Material cost:
Steel Processing	$342,620	$430,807	$1,109,822	$1,391,809
Pressure Cylinders	119,285	135,186	373,267	407,372

Selling, general and administrative expense:
Steel Processing	$36,001	$29,651	$109,000	$103,647
Pressure Cylinders	45,417	42,503	140,631	134,081
Other	(490)	3,066	10,663	12,801
Total selling, general and administrative expense	$80,928	$75,220	$260,294	$250,529

Operating income (loss):
Steel Processing	$19,021	$10,166	$42,361	$74,842
Pressure Cylinders	(19,865)	18,953	25,405	48,444
Other	(542)	(3,142)	(51,622)	(10,534)
Total operating income (loss)	$(1,386)	$25,977	$16,144	$112,752

Equity income (loss) by unconsolidated affiliate:
WAVE	$20,074	$18,768	$85,729	$59,195
ClarkDietrich	4,909	1,742	13,916	4,756
Serviacero Worthington	797	527	2,354	6,783
ArtiFlex	1,688	(41)	3,028	1,122
Other	(1,989)	(194)	(7,435)	41
Total equity income	$25,479	$20,802	$97,592	$71,897

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Nine Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Volume (units):
Consumer products	14,096,440	17,718,604	49,669,887	52,428,516
Industrial products	3,284,605	3,576,129	9,501,983	10,807,688
Oil & gas equipment	274	319	1,493	1,257
Total Pressure Cylinders	17,381,319	21,295,052	59,173,363	63,237,461

Net sales:
Consumer products	$113,258	$118,006	$360,803	$352,023
Industrial products	129,042	148,018	411,994	452,883
Oil & gas equipment	28,695	24,666	92,730	80,584
Total Pressure Cylinders	$270,995	$290,690	$865,527	$885,490

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended		Nine Months Ended
	February 29, 2020	February 28, 2019	February 29, 2020	February 28, 2019
Impairment of goodwill and long-lived assets:
Steel Processing	$1,274	$-	$1,274	$-
Pressure Cylinders	33,353	-	33,353	2,381
Other	-	-	40,601	-
Total impairment of goodwill and long-lived assets	$34,627	$-	$75,228	$2,381

Restructuring and other expense (income), net:
Steel Processing	$728	$-	$702	$(9)
Pressure Cylinders	747	(11,176)	747	(11,701)
Other	(99)	-	332	-
Total restructuring and other expense (income), net	$1,376	$(11,176)	$1,781	$(11,710)